Exhibit (a)(1)(RR)

ROYALTY PHARMA STATEMENT REGARDING ELAN LAW SUITS

Royalty Pharma Deplores What it Believes are Efforts by Elan to Deprive Shareholders of an
Opportunity to Consider Royalty Pharma Offer

Elan Withdraws Law Suit in Ireland After Court Confirms Jurisdiction of Irish Takeover Panel

Elan Law Suit in the United States is Entirely Without Merit, Royalty Pharma Says

New York - June 5, 2013 - Royalty Pharma announced today that on Tuesday, June 4, 2013, Elan withdrew a lawsuit it had filed on an emergency basis only the previous day. Elan’s suit, filed on Monday, June 3, 2013, a public holiday in Ireland, without giving Royalty Pharma notice or an opportunity to respond, sought an emergency order from the Irish High Court on the basis that Elan had been unable to contact the Panel, this despite the fact that Royalty Pharma itself had been in regular communication with the Panel over the holiday weekend who had helpfully made itself available as it has on a number of occasions on this matter. On the basis of these statements by Elan, the court granted Elan relief for one day in order to give Royalty Pharma an opportunity to respond. When it became apparent in the High Court at the hearing on Tuesday, June 4, 2013, that claims brought by Elan were either already being considered by the Panel or were matters that should first be brought to the Panel, Elan withdrew its entire suit as the Panel was clearly the appropriate body to consider the matter.

Elan filed another suit on Monday, June 3, 2013, against Royalty Pharma in the U.S. District Court for the Southern District of New York challenging Royalty Pharma’s offer for Elan shares. The complaint alleges, among other things, that the offer is unfair and financially inadequate, that Royalty Pharma’s tender offer documents contain material misstatements and omissions, and seeks declaratory and injunctive relief to prevent or delay Royalty Pharma from proceeding with the tender offer. Following oral argument, the court set a hearing date of June 11, 2013 to consider Elan’s request for a preliminary injunction and is expected to rule on the matter prior to the June 17 EGM. The court also entered an order ordering expedited discovery and prohibiting Royalty Pharma from “consummating or closing” the Increased Offer prior to the resolution of the matter. Royalty Pharma believes that the action is entirely without merit and it intends to oppose it vigorously.

The actions above demonstrate the lengths the Elan Board of Directors and management are willing to go, in what Royalty Pharma believes is an effort to deny Elan shareholders an opportunity to even consider Royalty Pharma’s offer. Royalty Pharma believes that the Elan Board’s behavior in filing these lawsuits is deplorable.

Vote “AGAINST” each of Elan’s proposed resolutions

For more information on how to vote “AGAINST” the proposed resolutions or if you have any questions concerning the Elan extraordinary general meeting or our increased offer, please contact:

(If you hold Elan Shares either in (If you hold Elan ADSs)
certificated
form or in CREST)

Capital Registrars (Ireland) Limited Call on: +353 1 553 0090 (operates 9:00 a.m. to 5:00 p.m. (IrishCall collect on: (212) 929-5500 time) Mon-Fri (other than public holidays))	MacKenzie Partners, Inc.

If calling from within the US:
Call toll-free on: (800) 322-2885; or
(IrishCall collect on: (212) 929-5500
If calling from outside the US: Call on: +1 212 929-5500
(operates  8:00  a.m.  to  9:00  p.m.  (New
York
City time) Mon-Fri (other than public
holidays))

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove, BofA Merrill Lynch, together with its affiliate Merrill Lynch International, and Groton Partners are acting as financial advisers to Royalty Pharma.

Further  information  relating  to  the  Increased  Offer,  including  all  announcements issued by or on behalf of Royalty Pharma, is available at www.royaltypharma.com.

Capitalised terms used but not defined in this announcement shall have the meaning given to them in Royalty Pharma’s Revised Offer Document dated 23 May 2013.

ENQUIRIES
Royalty Pharma
Pablo Legorreta
George Lloyd
Tel: +1 212 883 2275

J.P. Morgan (financial adviser)
Henry Gosebruch (New York, Tel: +1 212 270 6000)
Dwayne Lysaght / James Mitford / Christopher Dickinson (London, Tel: +44 (0) 20
7742 4000)

BofA Merrill Lynch (financial adviser)
Philip Noblet / Peter Luck / Geoff Iles (London, Tel: +44 (0) 20 7996 1000)

Abernathy MacGregor (PR adviser)
Tom Johnson / Chuck Burgess
Tel: +1 212 371 5999

Maitland (PR adviser)
Tom Buchanan
Tel: +44 (0) 20 7379 5151

FURTHER INFORMATION

The distribution of this announcement in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions.  Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this announcement (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland, the United Kingdom and the United States who are not resident in Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Additional Notice to US Investors

This announcement is not a substitute for the Revised Offer Document and the Revised Acceptance Documents that Royalty Pharma filed with the Securities and Exchange Commission on Amendment No. 2 to Schedule TO on May 23, 2013, or any other document that Royalty Pharma has filed and may file with the SEC in connection with the Offer.  ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE  THEY  CONTAIN  IMPORTANT  INFORMATION  ABOUT  THE INCREASED OFFER.  Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.

The Offer is and will be made in the United States pursuant to the US Exchange Act subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the Irish Takeover Rules.  Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law.  In addition, the Original Offer Document, the Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

Elan is incorporated under the laws of Ireland.  Some of the directors of Elan are resident in countries other than the United States.  As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.  It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws. In addition, US holders of Elan Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Original Offer Document and to be described in the Revised Offer Document), the federal securities laws of the United States may not be applicable.

Additional Information

Any response in relation to the Increased Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Revised Offer Document, the Revised Acceptance Documents or any other document by which the Increased Offer is made.

Royalty Pharma reserves the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition of Elan by way of court-approved scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.

Responsibility Statements

The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Royalty Pharma to verify this information).   To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of RP Management to verify this information).  To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

BofA Merrill Lynch, together with its affiliate Merrill Lynch International (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA Merrill Lynch or its affiliates or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

Forward-looking Statements

This announcement may include certain “forward looking statements” with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Increased Offer and Elan’s future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma’s belief and expectation, are forward looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.

Examples of such forward looking statements include (but are not limited to) statements about expected benefits and risks associated with the Increased Offer; projections  or   expectations  of   profit  attributable  to   shareholders;  anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.

Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.

Rule 8 - Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan, all “dealings” in any “relevant securities” of Elan (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Increased Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under  the  provisions  of  Rule  8.1  of  the  Irish  Takeover  Rules,  all  “dealings”  in “relevant securities” of Elan by Elan or Royalty Pharma, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the “business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number

+353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily  be  greater  or  lesser  than  those  for  the  relevant  preceding  financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this announcement constitutes an asset valuation.